SmartRent Names Frank Martell to Board of Directors

Real estate technology leader brings data analytics expertise, a proven track record of profitable growth and stakeholder value creation

SCOTTSDALE, Ariz. – June 20, 2024 – SmartRent, Inc. (NYSE: SMRT), the leading provider of smart communities and smart operations solutions for the rental housing industry, today announced the addition of Frank Martell, President and CEO of loanDepot, Inc. (NYSE: LDI) and real estate data analytics and business intelligence platform leader, to its Board of Directors. He will serve on the Board’s Audit and Nominating and Corporate Governance Committees.

Martell brings more than 30 years of executive leadership experience, along with a data-driven, digital-first perspective to support the accelerated adoption of SmartRent’s industry-pioneering smart home and property technology solutions. Martell’s career has been defined by delivering scaled market leadership with consistent revenue growth and profitability that result in significant shareholder value creation. At loanDepot, Martell led the development of the company’s Vision 2025 strategic program focused on navigating the impacts of the current historic downturn in the residential property market while retooling key operational capabilities to generate durable long-term value creation. Prior to loanDepot, Martell spent more than a decade at CoreLogic, Inc., serving as chief financial officer, chief operating officer and eventually CEO. During his tenure, he was instrumental in transforming CoreLogic into a global leader in residential property data, analytics and digital platforms with a corresponding 10X increase in market capitalization.

“We are honored to welcome Frank to SmartRent’s Board of Directors and Audit and Nominating and Corporate Governance Committees,” said SmartRent CEO Lucas Haldeman. “Frank’s perspective and notable real estate and data analytics expertise are invaluable, and he will play a key role as we continue to scale our business and serve the smart technology needs of the rental housing industry. We look forward to working closely together to advance our strategic priorities and further capture the compelling opportunity ahead for SmartRent.”

“Frank’s appointment reflects the SmartRent Board’s commitment to regular refreshment, ensuring the Board comprises directors with the skills and experience to oversee management’s execution of the Company’s strategy,” said John Dorman, Lead Independent Director of the SmartRent Board. “Frank is an industry leader with considerable experience scaling new platforms and driving profitability. We are excited to benefit from his unique perspective to build on SmartRent’s track record of growth and enhance shareholder value.”

Martell is a two-time recipient of the HousingWire Vanguard Award for distinguished industry leadership and was named by Inman as a “Power Player” in the real estate industry in 2023 and 2024. He also received the 2023 and 2024 Inman “Best in Finance” award honoring leaders reshaping the homebuying space. In addition to loanDepot, Inc., Martell currently serves on the board of Compass Inc., a leading technology driven residential real estate brokerage. He also serves on the nonprofit boards of Operation HOPE, a provider of financial literacy and empowerment focused on underserved individuals and minority-owned small businesses, as well as the Marine Corps Scholarship Foundation.

SmartRent utilized the assistance of an independent board search firm to recruit Mr. Martell. SmartRent powers over 3,800 connected communities nationwide, with 750,000 smart homes and businesses and two million connected devices deployed. To learn more about SmartRent, visit smartrent.com.

About SmartRent
Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Media Contact
Amanda Chavez - Senior Director, Corporate Communications
media@smartrent.com